Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. Provides Update on
Preliminary First Quarter 2015 Financial Results
Company Expects to Release Final Results on May 5, 2015

Syracuse, New York — (Businesswire) — April 15, 2015 — Carrols Restaurant Group, Inc. (Nasdaq: TAST) today reported revenues for the first quarter ended March 29, 2015 and provided an update regarding selected preliminary financial data for the quarter. The Company also set Tuesday, May 5, 2015 as the tentative date for its first quarter earnings release and investor conference call.

Select preliminary highlights for the first quarter of 2015 versus the first quarter of 2014 include:

•	Total revenues increased 27.5% to $193.2 million from $151.5 million in the first quarter of 2014 including $32.5 million in sales from 123 BURGER KING® restaurants that were acquired in 2014;

•	Comparable restaurant sales increased 8.4% compared to a 2.5% decrease in the prior year period;

•	Restaurant-Level EBITDA (a non-GAAP financial measure) is expected to be approximately $18.5 million to $19.0 million compared to $13.2 million in the prior year period;

•	Adjusted EBITDA (a non-GAAP financial measure) is expected to be approximately $7.5 million to $8.0 million compared to $3.3 million in the prior year period; and

•
During the first quarter of 2015, the Company closed 15 Burger King restaurants. Subsequent to the end of the first quarter, the Company acquired four (4) Burger King restaurants in Northern Vermont on March 31, 2015.

The Company tentatively plans to release its first quarter 2015 financial results and update its 2015 guidance on Tuesday, May 5, 2015 before the stock market opens. Details regarding an investor call that will follow the release will be provided separately at a later date.

Due to the recent conclusion of the first quarter ended March 29, 2015, the selected financial data presented above are preliminary in nature and based on information available as of the date of this release. Investors are cautioned with regards to relying on this limited preliminary financial information and should not draw inferences regarding other financial or operating data not provided.

About the Company
Carrols Restaurant Group, Inc. is the largest BURGER KING® franchisee in the United States with 663 restaurants as of March 31, 2015 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Non-GAAP Financial Measures
EBITDA, Adjusted EBITDA and Restaurant-Level EBITDA are non-GAAP financial measures. EBITDA represents net income (loss) from operations, before benefit for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition and integration costs and stock compensation expense. Restaurant-Level EBITDA represents income (loss) from operations before general and administrative expenses, depreciation and amortization, impairment and other lease charges and other income and expense. Refer to the Company's filings with the Securities and Exchange Commission for reconciliation of historical non-GAAP financial measures to the applicable GAAP measurements.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.